UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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ALLERGAN PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONFIDENTIAL

V1 – 6.28 – QUESTIONS 1 THRU 19 NEW

EMPLOYMENT QUESTIONS

1.	Does this transaction trigger a change in control of Allergan?

•	Yes. This transaction will constitute a change in control for purposes of any company compensation or severance plans.

2.	How will organizational decisions be made? Who will be involved in deciding the new organizational structure of the combined company?

•	Management teams from both companies will be developing integration plans and intend to identify resources from within both organizations to serve on integration planning task forces.

•

We will work together during the regulatory review period in advance of the anticipated closing to plan as much as possible for the first day operating as a combined company following the anticipated closing of the transaction.

•	Until the transaction closes, we must continue to operate as two separate companies.

3.	What changes to compensation should I expect with the combined company?

•

From the closing through the earlier of the second anniversary of the closing and December 31, 2021, employee “compensation” will remain no less favorable than immediately prior to closing. “Compensation” means your base salary or wage rate, annual cash bonus target opportunity and (to the extent you were eligible as of immediately prior to closing) annual long-term incentive target opportunity.

4.	What changes in benefits (e.g., medical and retirement) should I expect with the combined company?

•

From the closing through the earlier of the second anniversary of the closing and December 31, 2021, AbbVie will offer employees benefits that are no less favorable, in the aggregate, than those provided by Allergan immediately prior to the closing (excluding defined benefit pension, nonqualified deferred compensation, subsidized retiree health, or post-termination health or welfare benefits, and retention or change in control payments).

5.	Will my service at Allergan be considered by AbbVie as part of this transaction?

•

AbbVie will recognize Allergan employees’ length of employment for purposes of eligibility, vesting and level of benefits under their benefit plans (e.g., vacation, 401(k), active health and welfare, etc.) providing benefits to Allergan employees. This would not apply to (1) any AbbVie defined benefit pension plan, (2) the level of benefits (including any employer subsidy) provided under any AbbVie retiree medical plan or post-termination health or welfare benefit plan, (3) any benefit plan that is frozen or for which participation is limited to a grandfathered population or (4) cash- or equity-based compensation arrangements, subject to limited exceptions. Service will not be credited if it would result in a duplication of benefits. Service will only be credited to the extent such service is credited for similarly situated AbbVie employees.

•

AbbVie also plans to use its reasonable best efforts to waive any waiting periods, actively-at-work requirements, preexisting condition limitations and evidence of insurability requirements under AbbVie plans if they were not previously applicable under the corresponding Allergan benefit plan. For medical, dental, pharmaceutical and/or vision benefit plans, AbbVie will use its reasonable best efforts to credit deductible and copayments incurred prior to the date on which Allergan employees move into the corresponding AbbVie plans (if applicable).

6.	What will happen to my job as a result of the proposed combination?

•

As with every acquisition, there is some disruption that happens, especially where there are overlapping roles and responsibilities. While there is uncertainty now, we encourage you not to make any assumptions, and we appreciate your patience with the process.

•	Management teams from both companies will work in partnership to develop the integration plans that will be implemented after the closing, which is expected in early 2020.

•	Until the closing of the transaction, it is business as usual and we must maintain an extremely high focus on our customers and on doing our jobs well.

7.	Given that the transaction is expected to close in early 2020 (i.e., after the completion of the 2019 performance period), will I still be paid my 2019 annual bonus?

•

Yes. You will be paid your 2019 bonus award based on 2019 performance as long as (i) you are employed by the Company on the payment date; or (ii) your employment is terminated without cause by AbbVie or you otherwise experience a qualifying termination (i.e., a termination due to your retirement, death or disability or a workforce restructuring) prior to the payment date.

8.	If the closing occurs after December 31, 2019, will I be eligible to receive a 2019 bonus payment if my employment is terminated before the payment date?

•

Yes. You will be eligible to receive your 2019 bonus award if your employment is terminated without cause by AbbVie or you otherwise experience a qualifying employment termination before the payment date (as described above).

9.	Will I be eligible to receive a 2019 bonus payment if the closing occurs on or before December 31, 2019?

•

Yes. As soon as practical, following the closing, employees who are eligible to participate in the Company’s annual bonus plan and who are employed by the Company on the closing date will receive a pro-rated 2019 bonus for the period through the close, with the amount of such bonus determined based on the greater of actual 2019 Allergan performance and their target bonus opportunity.

10.

If the closing occurs on or before December 31, 2019, will I be eligible to receive a 2019 bonus payment if my employment is terminated immediately following the close date but before the payment date?

•

Yes. You will be eligible to receive a pro-rated 2019 bonus award if you are employed by the company on the closing date, but your employment is terminated without cause by AbbVie or you otherwise experience a qualifying termination, in each case, following the closing and before the payment date (as described above).

11.	Which severance plan would apply to me if my position is eliminated?

•

The Allergan, Inc. Change of Control Severance Plan and Allergan, Inc. Severance Pay Plan will remain in place for two years after the closing, and this transaction will be considered a new change in control for purposes of determining benefits under those plans. In the U.S. those plans are outlined below available on the HR portal at www.1HRsource.com.

Population	Applicable Severance Plan

All Employees Global Grades 13-20	Allergan, Inc. Change of Control Severance Plan and Summary Plan Description https://allergan.sharepoint.com/sites/GEP/1hrSource/work-life/Documents/Allergan_Change_of_Control_Severance_Plan.pdf

US Employees Global Grades 2-12	Allergan, Inc. Severance Pay Plan and Summary Plan Description https://allergan.sharepoint.com/sites/GEP/1hrSource/work-life/Documents/Allergan_Severance_Plan_SPD.pdf

International Employees Global Grades 2-12	Local / Statutory Severance Plan

Global Grade	U.S. Severance Benefit	International Severance Benefit
2-7	39 Weeks Base Salary	Varies based on local laws
8-10	52 Weeks Base Salary
11-12	52 Weeks Base Salary

Global Grade	US + International Severance Benefit*
13-15	52 Weeks (Base Salary + Target Bonus)
16-20	104 Weeks (Base Salary + Target Bonus)

*	Subject to offset by any local / legally required benefit

12.	Will there be office or site closures?

•	We are committed to communicating any changes to you as soon as we can. This proposed transaction was just announced and any impact to facilities has not yet been determined.

13.	What will happen to my Allergan stock options?

•

All Allergan stock options will be substituted with new AbbVie stock options on or after the merger closing date. The number of shares, and the exercise price, of the original grants will be adjusted accordingly in a manner intended to retain the intrinsic value of the stock options, subject to rounding. See below for an example.

•

After closing, these awards will continue to be subject to generally the same terms and conditions, including any time vesting conditions, as were in effect prior to the closing of the merger. The replacement AbbVie awards will be granted under AbbVie’s existing stock plan and be subject to immaterial administrative or ministerial changes to reflect the merger.

14.	What will happen to my Allergan restricted stock units (RSUs) and performance stock units (PSUs)?

•

All Allergan RSUs and PSUs will be substituted with new AbbVie RSUs on or after the closing date, adjusted in a manner intended to retain their intrinsic value, subject to rounding. See below for an example.

•

After closing, these awards will generally continue to be subject to the same terms and conditions, including any time vesting conditions, as were in effect prior to the closing of the merger. The replacement AbbVie awards will be granted under AbbVie’s existing stock plan and be subject to immaterial administrative or ministerial changes to reflect the merger.

15.	What happens to my Allergan stock options, RSUs and/or PSUs if I experience a qualifying termination?

•	The transaction will be considered a change in control under the terms of the applicable equity plan and agreement for the award.

•

All of our equity awards have what is known as “double-trigger” vesting acceleration. The proposed combination will be treated as a change in control under our equity plans (meaning the first trigger is met at the closing). The second (trigger) would be met in the event of a termination of your employment without cause or due to a qualifying termination (e.g., relocation > 50 miles, material reduction in pay, etc., as defined in the Allergan equity plan or award agreement applicable to your award) within 24 months of the change in control. If both triggers occur, your awards will immediately vest upon your employment termination.

•	The exercise period for stock options will be determined by the equity plan and award agreement applicable to your award.

Please note that the following FAQs regarding the substitution of Allergan equity awards with AbbVie awards are intended to be illustrative only. Any figure noted with an * is an assumption used solely for these FAQs, as explained below, and will not be fixed with certainty until the closing of the transaction.

16.	Can you show me an example of how my outstanding equity awards will be substituted with equivalent AbbVie awards?

•

Pursuant to the terms of the merger agreement, each outstanding Allergan equity award will be substituted with an equivalent AbbVie equity award, based on certain inputs that will not be known with certainty until the closing of the transaction.

•	Based on the merger agreement, each share of Allergan common stock will currently receive 0.8660 of new AbbVie stock and $120.30 in cash in the merger.

•

Using this information and assuming a hypothetical 10-day volume weighted average AbbVie stock price of $78.45*, the equity award conversion ratio is calculated by dividing $120.30 by the AbbVie hypothetical stock price of $78.45 and adding 0.8660, which is equal to 2.3995*.

•	The $78.45* AbbVie stock price used in these examples was AbbVie’s stock price on June 25, 2019. However, the price used to calculate the equity award conversion ratio at closing will be the volume weighted average price of an AbbVie share over a 10-trading day period ending on the second to last trading day prior to the closing date.

•

As AbbVie’s 10-day volume weighted average stock price may be higher or lower than the $78.45 AbbVie stock price used for purposes of these examples, the actual equity award conversion ratio may be greater or less than 2.3995*, the equity award conversion ratio is used solely for illustrative purposes in these examples.

•	Questions 17 and 18 include examples of how Allergan options and RSUs will be substituted with AbbVie options and RSUs.

17.	How will Allergan stock options be substituted with AbbVie stock options?

•

Based on the formulas and assumptions described in FAQ #16, below is an example of how 100 Allergan stock options with a hypothetical exercise price of $140.16 would be substituted with new AbbVie stock options.

•

To determine the # of AbbVie stock options you will receive for each Allergan stock option, multiply the # of Allergan stock options by the illustrative equity award conversion ratio of 2.3995*. The result is then rounded down to the nearest whole share, per the merger agreement.

100 × 2.3995 = 239 AbbVie options (the result after rounding down to the nearest whole share)

•

To determine the new per share exercise price, divide the per share exercise price of the Allergan stock option by the illustrative equity award conversion ratio of 2.3995*. The result is rounded up to the nearest cent, per the merger agreement.

$140.16 ÷ 2.3995 = $58.42 (the result after rounding up to the nearest whole cent)

•	As stated above, the actual equity award conversion ratio will only be known at closing.

18.	How specifically, will Allergan RSUs be substituted with AbbVie awards?

•	Based on the formulas and assumptions described in FAQ #16, here’s an example of how 100 Allergan RSUs would be substituted with new AbbVie RSUs.

•

To determine the # of AbbVie RSUs you will receive for each Allergan RSU, multiply the # of Allergan RSUs by the illustrative equity award conversion ratio of 2.3995*. The result is then rounded up to the nearest whole share, per the merger agreement.

100 × 2.3995 = 240 (the result after rounding up to the nearest whole share)

•	As stated above, the actual equity award conversion ratio will only be known at closing.

19.	Will I receive further details regarding the treatment of awards?

•

Further details regarding the impact of the transaction on Allergan equity awards will be set out in the proposal to be made to the holders of Allergan equity awards by AbbVie in accordance with the Irish Takeover Rules, which is expected to be sent to each award holder shortly after the Proxy Statement is sent by Allergan to its shareholders.

This summary is provided for information only and is subject to the full terms and conditions of the Transaction Agreement governing the combination and the proposal to be made by AbbVie to holders of Allergan equity awards in accordance with the Irish Takeover Rules, which will prevail in the event of any conflict. To the extent the terms and conditions described herein differ from the terms of the grants, plans and/or programs under which they are provided, the terms of the grants, plans and/or programs shall control. This summary is not intended to represent, nor shall it be construed as a contract of employment between you and Allergan (or any subsidiary or affiliate) (the “Company”), nor a contract to receive the compensation and benefits described above. The Company reserves the right to revise, supplement or rescind its compensation and benefit programs at any time for any reason to the extent permissible by applicable law.

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended. The acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer document), which will contain the full terms and conditions of the acquisition, including details with respect to the Allergan shareholder vote in respect of the acquisition. Any decision in respect of, or other response to, the acquisition, should be made only on the basis of the information contained in the Scheme Document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition, Allergan will file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement, which will include the Scheme Document. BEFORE MAKING ANY VOTING DECISION, ALLERGAN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Allergan’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Allergan shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents (when available) by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations or from Allergan’s website, www.allergan.com.

PARTICIPANTS IN THE SOLICITATION

Allergan and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Allergan in respect of the transactions contemplated by the Scheme Document. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Allergan in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Scheme Document when it is filed with the SEC. Information regarding Allergan’s directors and executive officers is contained in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated March 22, 2019, which are filed with the SEC, and certain of Allergan’s Current Reports on Form 8-K, filed with the SEC on February 19, 2019, March 22, 2019 and May 1, 2019.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements with respect to a possible acquisition involving AbbVie and Allergan and/or the combined group’s estimated or anticipated future business, performance and results of operations and financial condition, including estimates, forecasts, targets and plans for AbbVie and, following the acquisition, if completed, the combined group. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible acquisition will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible acquisition, adverse effects on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares and on AbbVie’s or Allergan’s operating results because of a failure to complete the possible acquisition, failure to realize the expected benefits of the possible acquisition, failure to promptly and effectively integrate Allergan’s businesses, negative effects relating to the announcement of the possible acquisition or any further announcements relating to the possible acquisition or the consummation of the possible acquisition on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the possible acquisition, general economic and business conditions that affect the combined companies following the consummation of the possible acquisition, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie’s or, as the case may be, Allergan’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Allergan’s plans with respect to AbbVie, Allergan’s or AbbVie’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological and other factors that may affect Allergan is set forth in Item 1A, “Risk Factors,” in Allergan’s 2018 Annual Report on Form 10-K, which has been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Allergan undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law. Any forward-looking statements in this communication are based upon information available to Allergan and/or its board of directors, as the case may be, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, neither Allergan nor any member of its board of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Allergan or its board of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The Allergan directors accept responsibility for the information contained in this communication relating to Allergan and the Allergan directors and members of their immediate families, related trusts and persons connected with them, except for the recommendation and related opinions of the independent Allergan directors. The independent Allergan directors accept responsibility for the recommendation and the related opinions of the independent Allergan directors contained in this communication. To the best of the knowledge and belief of the Allergan directors and the independent Allergan directors (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

NO PROFIT FORECAST / ASSET VALUATIONS

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for AbbVie or Allergan as appropriate. No statement in this document constitutes an asset valuation.

GENERAL

Appendix I to the Rule 2.5 announcement issued jointly by AbbVie and Allergan on June 25, 2019 (the “Rule 2.5 Announcement”) contains further details of the sources of information and bases of calculations set out in this document.